Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into this 9th day of May, 2008, by and between James E. Schuster (the “Executive”) and Hawker Beechcraft Corporation, a Kansas corporation (the “Company”).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of March 26, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement on the terms set forth herein to ensure compliance with the requirements of new Code Section 409A; and

WHEREAS, the Executive and the Company have reviewed the terms and provisions hereof and found them acceptable.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1. Certain Terminations. Section 3.2(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

(a) Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (x) by the Company other than for Cause or Disability or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to a payment equal to two (2) times the sum of his Base Salary at the rate in effect immediately prior to the Termination Date plus the Target Annual Bonus Opportunity for the year of such termination (such payments, the “Severance Payments”). In addition, the Company shall pay the Executive a pro-rata bonus for the year of termination, based on the actual performance of the Company for the full year and the number of days in such year prior to and including the Termination Date (the “Pro-Rata Bonus”), payable at the time when annual bonuses are paid generally. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery, and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit F. Subject to Section 3.2(d), the Severance Payments will be paid in equal installments on the Company’s regular payroll dates occurring during the twenty-four (24) month period beginning 30 days after the date of termination, as specified above, provided that payment of such Severance Payments is conditioned upon both the Executive executing the Release and the Release becoming effective within 30 days after the Executive’s termination of employment. The Company shall also provide continued health and welfare benefits to the Executive and his eligible dependents until the first (1st)

anniversary of the Termination Date, on the same basis as a then active employee of the Company, with COBRA benefits commencing thereafter.

2. No Acceleration. The following provision shall be added to the Employment Agreement as a new Section 8.12:

8.12. No Acceleration. Except as otherwise permitted by law, no interpretation, modification, alteration, amendment, or complete or partial termination of this Agreement or any provision of this Agreement shall cause or permit acceleration of the time or schedule of any deferred compensation payment under this Agreement.

3. Remaining Provisions. The remaining provisions of the Employment Agreement shall continue in full force and effect.

4. Construction. The terms and provisions of this Amendment shall be construed as part of the Employment Agreement from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman	/s/ James E. Schuster James E. Schuster
Name:	Gail E. Lehman

Title:	Vice President, General Counsel and Secretary